Exhibit 3.3

CERTIFICATE OF DESIGNATION

of

SERIES E CONVERTIBLE PREFERRED STOCK

of

COLLABRX, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

CollabRx, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation on March 17, 2015 pursuant to Section 151(g) of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Board of Directors (the “Board”) of CollabRx, Inc. (the “Corporation”) by the Corporation’s Certificate of Incorporation, and in accordance with the Delaware General Corporation Law (the “DGCL”), Section 151, the Board hereby designates the terms of the Series E Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

1.                  Designation and Amount. The shares of such series shall be designated as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”) and the number of shares constituting the Series E Preferred Stock shall be 45,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series E Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series E Preferred Stock.

2.                  Ranking. With respect to (a) dividends (as provided in Section 3 below), the Series E Preferred Stock shall rank (i) on parity with the Corporation's (x) common stock, par value $0.01 per share (“Common Stock”), (y) Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (z) Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock”); (ii) senior to any class or series of preferred stock of the Corporation hereafter created not specifically ranking by its terms senior to or on a parity with the Series E Preferred Stock; and (iii) junior to any other class or series of preferred stock of the Corporation hereafter created specifically ranking by its terms senior to the Series E Preferred Stock; and (b) a Liquidation Event (as defined below), (1) on parity with the Common Stock and Series D Preferred Stock; (2) senior to any class or series of preferred stock of the Corporation hereafter created not specifically ranking by its terms senior to or on a parity with the Series E Preferred Stock; and (3) junior to any other class or series of preferred stock of the Corporation created concurrently herewith or hereafter created specifically ranking by its terms senior to the Series E Preferred Stock (including without limitation the Series B Preferred Stock, which shall be senior to the Series E Preferred Stock in connection with any Liquidation Event).

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3.                  Dividends. From and after the date of the issuance of any shares of Series E Preferred Stock (“Original Issuance Date”), each holder of outstanding shares of Series E Preferred Stock shall be entitled to receive on account of such shares (participating pari passu with the holders of Common Stock), dividends in cash out of any funds of the Corporation legally available for the payment thereof, at the same time any dividend will be paid or declared and set apart for payment on any shares of any Common Stock, in an amount equal to the amount which such holder would have been entitled to receive if such Series E Preferred Stock were converted to Common Stock under Section 6(a) on the date such dividend is paid or declared and set apart for payment.

4.                  Voting Rights. Each holder of outstanding shares of Series E Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock. Each share of Series E Preferred Stock shall have one (1) vote, except as otherwise required by law. Except as provided by law, holders of Series E Preferred Stock shall vote together with the holders of Common Stock as a single class.

5.                  Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), whether voluntary or involuntary, each holder of outstanding shares of Series E Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders (participating pari passu with the holders of Common Stock), the amount which such holder would have been entitled to receive if all of the shares of Series E Preferred Stock held by such holder were, immediately prior to the time of such distribution, converted into that number of fully-paid non-assessable shares of Common Stock equal to the Conversion Number (as defined below) (the “Liquidation Preference”). From and after the distribution of such amount, such holder's shares of Series E Preferred Stock shall no longer be deemed to be outstanding, and all rights of such holder relating to such shares shall cease and terminate. Any (a) consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the equity holders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) transaction or series of related transactions to which the Corporation is a party in which a majority of the Corporation's outstanding voting power is transferred (but excluding any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof); or (c) sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, for purposes of this Certificate of Designation will be deemed to be a Liquidation Event entitling the Series E Holders to receive the Liquidation Preference. Notwithstanding the foregoing, the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 15, 2015 by and among the Corporation, Medytox Solutions, Inc. and CollabRx Merger Sub, Inc. (the “Merger Agreement”) shall not constitute a Liquidation Event.

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6.                  Conversion.

(a)                Right to Convert. Subject to the terms and conditions of this Section 6, each holder of outstanding shares of Series E Preferred Stock shall have the right to convert some (in minimum amounts of at least 25,000 shares of Series E Preferred Stock) or all of the outstanding shares of Series E Preferred Stock then held by such holder into that number of fully-paid and non-assessable shares of Common Stock equal to the Conversion Number (as defined below) as of the time of such conversion. For purposes of this Certificate of Designation, the “Conversion Number” shall be the number resulting from the following calculation rounded down to the nearest whole number: (i) the quotient of (I) eight (8) divided by (II) the average Market Price of the Common Stock for the thirty (30) trading days prior to such date, multiplied by (ii) the total number or outstanding shares of Series E Preferred Stock being converted as of such date. Such right of conversion shall be exercised by a holder of outstanding shares of Series E Preferred Stock by delivery of a written notice to the Corporation stating that the holder elects to convert a stated number of shares of Series E Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted (the “Conversion Certificates”) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of outstanding shares of the Series E Preferred Stock) at any time during its usual business hours on the date set forth in such notice.

For purposes of this Section 6(a), the ''Market Price” shall be, as of any specified date with respect to any share of Common Stock, (i) if the Common Stock is traded on a national securities exchange, the closing sales price of the Common Stock reported on the exchange on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted on an inter-dealer quotation system, the average of the bid and ask prices on such date, or if there are no such sales on that date, then on the last preceding date on which such sales were reported: or (iii) if the Common Stock is not traded on a national securities exchange or quoted on all inter-dealer quotation system, the Market Price shall be established by the board of directors by resolutions duly adopted and certified by the Secretary of the Corporation, which certified resolutions (A) set forth the price per share of Common Stock established by the board of directors which shall be based on the price that would be paid for all of the capital stock of the Corporation in an arm's-length transaction between a willing buyer and a willing seller (neither acting under compulsion) as reasonably determined by the board of directors, or, in the event that the board of directors reasonably determines that such valuation of all of the capital stock of the Corporation would exceed $10 million, as determined by the valuation of a nationally recognized investment banking or appraisal firm, and (B) are delivered to the holder of such outstanding shares of Series E Preferred Stork within ten (10) business days following the date of such determination.

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(b)               Issuance of Certificate; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6(a) and the surrender of the Conversion Certificates as provided in Section 6(a), the Corporation shall issue and deliver to a holder exercising conversion rights under Section 6(a), at such holder's address as it shall appear on the records of the Corporation, (i) a certificate or certificates representing that number of fully-paid non-assessable shares of Common Stock issuable upon the conversion of such shares of Series E Preferred Stock pursuant to Section 6(a) and (ii) to the extent that such holder exercises his, her or its right to convert some but not all of the outstanding shares of Series E Preferred Stock then held by such holder pursuant to Section 6(a), a certificate or certificates for that number of shares of Series E Preferred Stock represented by the Conversion Certificates for which such holder is not exercising his, her or its conversion rights under Section 6(a) (if any). Such conversion shall be deemed to have been effected as of the date on which the written notice delivered pursuant to Section 6(a) is actually received by the Corporation and the Conversion Certificates shall have been duly surrendered. All dividends accrued but unpaid with respect to any shares of Series E Preferred Stock converted under Section 6(a) shall be paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

(c)                Effect of Subdivision or Combination of Common Stock on Conversions. In case the Corporation shall at any time after the Closing Date (as defined in the Merger Agreement) subdivide by stock split, stock dividend, or otherwise its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be proportionately increased; in case the Corporation shall at any time combine (by reverse stock split or otherwise) its outstanding shares of Common Stock into a lesser number of shares, the number of shares of Common Stock into which the Series E Preferred Stock is convertible shall be proportionately decreased. For the avoidance of doubt, this paragraph is not applicable to the Parent Reverse Split (as defined in the Merger Agreement).

(d)               Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Series E Preferred Stock shall upon conversion of the Series E Preferred Stock as described in this Certificate of Designation have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately therefor receivable upon the conversion of such share or shares of Series E Preferred Stock, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such Common Stock immediately receivable upon such conversion had such reorganization or reclassification not taken place. In any such case, appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise of such conversion rights.

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(e)                Mandatory Conversion; Cancellation. Any shares of Series E Preferred Stock outstanding on August 28, 2016 (the “Mandatory Conversion Date”) shall be automatically converted into that number of fully-paid non-assessable shares of Common Stock which the holder thereof would have been entitled to receive had such shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 6(a) on the Mandatory Conversion Date. All certificates evidencing the shares of Series E Preferred Stock held by a holder shall, on the Mandatory Conversion Date or such earlier date on which such certificates are so surrendered for conversion, be deemed to have been retired and canceled and the shares of Series E Preferred Stock represented thereby converted into shares of Common Stock as described above for all purposes. Upon the mandatory conversion of shares of Series E Preferred Stock pursuant to this Section 6(e), all accrued but unpaid dividends thereon shall be paid in cash within seven (7) days following the date on which such shares are converted (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). The Corporation shall, promptly following the Mandatory Conversion Date, or such earlier date as the certificates representing all of the shares of Series E Preferred Stock held by a holder shall have been duly surrendered by such holder pursuant to this Section 6(e), issue and deliver to such holder, at such holder's address as it shall appear on the records of the Corporation, a certificate or certificates representing that number of fully-paid non-assessable shares of Common Stock issuable upon conversion of such shares pursuant to this Section 6(e).

7.                  Transfer. No share of Series E Preferred Stock or any interest therein may be validly sold, assigned, awarded, pledged, encumbered, disposed or otherwise transferred, for consideration or otherwise, whether voluntarily, involuntarily or by operation of law (collectively, a “Transfer”), unless the holder receives from the Corporation its prior written consent to such Transfer. Any attempt to Transfer without such consent by the Corporation shall be null and void in all respects and the purported transferee shall not be recognized by the Corporation as a holder of Series E Preferred Stock for any purpose whatsoever.

8.                  Covenants. So long as any shares of the Series E Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provisions of the Certificate of Incorporation, this Certificate or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series E Preferred Stock without the affirmative vote of the holders of a majority of the then-outstanding shares of Series E Preferred Stock, voting separately as a class.

9.                  Notices. All notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it at its principal executive offices and, if to any holder of Series E Preferred Stock, shall be delivered to such holder at such holder's address as it appears on the stock books of the Corporation.

10.              Waiver. Any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent of stockholders holding a majority of the shares of the Series E Preferred Stock.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series E Preferred Stock of CollabRx, Inc. to be signed by its Chief Executive Officer on this 2nd day of November 2015.

COLLABRX, INC.

By:	/s/ Thomas R. Mika
	Name:	Thomas R. Mika

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